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                                                                     EXHIBIT 11


                11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                NEOGEN CORPORATION AND SUBSIDIARIES




                                            Three months ended August 31
                                                 1997          1996
                                              -----------   -----------
Weighted average common and common
equivalent shares outstanding:
      Average shares outstanding                6,120,671     4,587,436
      Net effect of dilutive stock
       warrants based on the treasury
       stock method using quarter-end
       market price which is greater
       than average market price                   26,548        40,658
      Net effect of dilutive stock
       options-based on the treasury
       stock method using quarter-end
       market price which is greater
       than average market price                  187,596       142,189
                                              -----------   -----------

                              TOTALS            6,334,815     4,770,283
                                              ===========   ===========


Net income                                    $   630,595   $   400,759
                                              -----------   -----------


Net income per share                          $      0.10   $      0.08
                                              -----------   -----------